Exhibit 99.1

For Immediate Release

Contacts:	William C. DeWitt	Linda H. Simmons
Corporate Communications	Chief Financial Officer
(401) 574-1541	(401) 574-1652

Bancorp Rhode Island Receives $30 Million as a Voluntary

Participant in the U.S. Treasury’s Capital Purchase Program

Providence, R.I. – December 19, 2008 – Bancorp Rhode Island, Inc. (“BancorpRI”) (NASDAQ: BARI), the parent company of Bank Rhode Island (“BankRI”), today announced that it has received $30 million as a participant in the U.S. Treasury Department’s Capital Purchase Program. The Capital Purchase Program is a voluntary program available to healthy financial institutions such as BankRI, which is designed to increase the availability of credit to businesses and consumers.

In October, BancorpRI reported a year-over-year increase in both third quarter and year-to-date earnings and a 15 percent increase in commercial loan balances from the third quarter of 2007.

“This is good news for our customers and shareholders alike,” said BancorpRI President & CEO Merrill W. Sherman. “In addition to experiencing a profitable year, BankRI will now be super-capitalized, strengthening its position as a leader in business and consumer lending. Participation in this voluntary program increases our already strong capital position and will expand our capacity to lend to Rhode Island’s businesses and individuals, provide greater flexibility in considering strategic opportunities and enhance our ability to support economic activity in our market area.” She added, “We are committed to investing in the local economy and are optimistic that local business owners and banks, working together, will be a major factor in getting our economy moving again.”

In exchange for the Treasury Department’s $30 million investment, BancorpRI issued 30,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share. As part of the transaction, the Treasury Department also received 10-year warrants to purchase 192,967 shares of BancorpRI common stock at an initial exercise price of $23.32 per share. The preferred stock and warrants will be accounted for as an addition to BancorpRI’s regulatory capital.

At September 30, 2008, all of BancorpRI’s capital ratios were above applicable regulatory benchmarks required to be considered a “well-capitalized” institution. The additional $30 million of new capital, on a pro forma basis at September 30, 2008, would have increased BancorpRI’s Tier 1 Capital ratio from 7.94 percent to 9.94 percent (compared to the well-capitalized threshold of 6 percent) and its Total Risk-Based Capital ratio from 12.69 percent to 15.58 percent (compared to the well-capitalized threshold of 10 percent).

The preferred stock will pay a cumulative dividend of 5 percent per year for the first five years and 9 percent per year thereafter. BancorpRI cannot redeem the preferred stock during the first three years except with the proceeds from a “qualified equity offering.” Thereafter, BancorpRI may elect to redeem the preferred stock at the original purchase price plus accrued but unpaid dividends, if any, subject to the approval of its federal regulator. Dividend payment dates will be February 15, May 15, August 15 and November 15.

About Bancorp Rhode Island

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches throughout Providence, Kent and Washington Counties. As of September 30, 2008, Bancorp Rhode Island has more than $1.5 billion in assets and $1 billion in deposits.

Forward-Looking Statements

This release may contain "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission.

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